Ex-99.3 a)

   OFFICER'S CERTIFICATE PURSUANT TO SECTION 3.15 OF THE POOLING AND SERVICING
                      AGREEMENT DATED AS OF OCTOBER 1, 1998

               STRUCTURED ASSET MORTGAGE INVESTMENTS TRUST 1998-9
                       MORTGAGE PASS-THROUGH CERTIFICATES
                                  SERIES 1998-9

I, Robert K. Vanderberry, Senior Vice President of Bank of America, N,A. Subservicer for BA Mortgage, LLC, successor in interest by merger of NationsBanc Mortgage Corporation (the "Master Servicer"), the Master Servicer in connection with Mortgage Pass-Through Certificates Series 1998-9, do hereby certify that
(i) a review of the activities of the Master Servicer during the preceding calendar year and of its performance under this Agreement (the "Agreement") has been made under my supervision, (ii) to the best of my knowledge, based on such review, the Master Servicer has fulfilled in all material aspects its obligations under the Agreement throughout such year, (iii) a review of the Sub-Servicer is not applicable, (iv) a review of the certification of an officer of the Sub-Servicer is not applicable.

Certified on this 6th day of April, 2000.



                                             BANK OF AMERICA MORTGAGE


                                             By:  /s/ Robert K. Vanderberry
                                                  -----------------------------
                                                  Name:  Robert K. Vanderberry
                                                  Title:  Senior Vice President




Ex-99.3 b)

May 15, 2001


Wells Fargo
11000 Broken Land Parkway
Columbia, MD 21044
Attn: Delana Pratt

RE:      Officer's Certificate
         Foreclosure and Abandonment IRS Filings
         SAMI 1998-12; 1999-2; 1998-9

Dear Master Servicer:

The undersigned officer certifies the following for the 2001 calendar year.

(a) I have reviewed the activities and performances of the Servicer during the preceding fiscal year under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide and to the best of my knowledge, the Servicer has fulfilled all of its duties, responsibilities or obligations under these Agreements throughout such year, or if there has been a default or failure of the Servicer to perform any such duties, responsibilities or obligations, a description of each default or failure and the nature and status thereof has been reported to NorWest; no sub-servicer exists;

(b) I have confirmed that the Servicer is currently an approved FNMA or FHLMC Servicer in good standing;

(c) I have confirmed that the Fidelity Bond, the Errors and Omissions Insurance Policy and any other bonds required under the terms of the Servicing Agreement, Trust Agreement, Pooling and Servicing Agreement and/or Servicer Guide are in full force and effect;

(d) To the best of my knowledge, all premiums for each Hazard Insurance Policy, Flood Insurance Policy (if applicable) and Primary Mortgage Insurance Policy (if applicable), with respect to each Mortgaged Property, have been paid and that such insurance policies are in full force and effect;

(e) To the best of my knowledge, all real estate taxes, governmental assessments and any other expenses accrued and due, that if not paid could result in a lien or encumbrance on any Mortgaged Property, have been paid, or if any such costs or expenses have been paid with respect to any Mortgaged Property, the reason for the non-payment has been reported to NorWest;

(f) To the best of my knowledge, all Custodial Accounts have been reconciled and are properly funded; and

(g) To the best of my knowledge, all annual reports of Foreclosure and Abandonment of Mortgaged Property required per section 6050J and 6050P of the Internal Revenue Code, respectively, have been prepared and filed.

Certified by:



/s/ Marc J. Hinkle
-------------------------------
Officer - Marc J. Hinkle


Vice President - Loan Servicing
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